Exhibit 23.3
Consent of Independent Registered Public Accounting Firm

We consent to the use of our reports dated March 3, 2025, with respect to the consolidated financial statements of Sila Realty Trust, Inc. and subsidiaries, and the effectiveness of internal control over financial reporting, incorporated herein by reference and to the reference to our firm under the headings “Experts” in the prospectus.
/s/ KPMG LLP

Tampa, Florida
August 12, 2025